Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES AGREEMENT TO SELL PERMIAN BASIN MID-STREAM ASSETS; PROVIDES OPERATIONAL UPDATE

– Signed Purchase and Sale Agreements to sell certain midstream assets –

– Exited June with record production of more than 15,400 Boe per day –

– North Mitre 02 2101H well posts peak day rate of 3,269 Boe per day –

– Wolfcamp A type curve raised by more than 50% –

Denver, Colorado – July 8, 2016 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced an agreement to sell certain Permian Basin midstream assets and reported updated results on its drilling program in Reeves County, Texas.

Midstream Transaction: Resolute has entered into a series of related agreements with an undisclosed Permian Basin midstream company ("Purchaser") pursuant to which Resolute and an existing minority interest holder will sell the gas gathering and water handling systems currently operated by Resolute in its Appaloosa and Mustang project areas in Reeves County, Texas, for aggregate gross consideration of up to $110 million.  This consideration is comprised of two components: 1) a $50 million payment for the assets currently in place and 2) up to $60 million in earn-out payments tied to field drilling activity through 2020 that will deliver gas and produced water into the system.  Resolute will receive $32.85 million of the initial payment, while the Company’s partner in the Mustang area will receive the balance of $17.15 million.

The proceeds of the sale initially will be used to reduce debt and to fund development activity in the Company’s properties in the Delaware Basin in west Texas.  The transaction is expected to close on or about August 1, 2016, and is subject to customary closing conditions, including Hart-Scott-Rodino clearance.  The Purchaser has placed a purchase deposit of $3 million into an escrow account.

The earn-out payments will be based on the completed lateral lengths of wells and the year in which a well is spud.  Payments are available through 2020, with a ceiling of $60 million (gross).  Earn-out payments for Appaloosa area wells will be paid 100% to Resolute and payments for Mustang area wells will be allocated 60% to Resolute and 40% to Resolute’s partner.  In addition to the initial payment described above, at closing Resolute will receive approximately $2.3 million in earn out payments for wells previously completed as part of its 2016 drilling program.

Following closing of the transaction, the Purchaser will operate and expand the gathering systems in a manner to accommodate all current and future volumes of gas and water produced by Resolute and its partner in the Appaloosa and Mustang areas.  Resolute and its partner have agreed to dedicate and deliver all gas and water produced from their acreage within the Appaloosa and Mustang areas to the Purchaser for gathering, compression and disposal services for a term of fifteen years.  The parties anticipate that the Purchaser will also provide gas processing services to Resolute and its partner in the future.  The Purchaser’s commitment to fund and complete all future system expansions will allow Resolute to focus its capital on its high rate of return drilling projects rather than infrastructure outlays.

The agreements call for Resolute and its partner to pay fees to the Purchaser for gas gathering and compression and for water handling and disposal, with such aggregate fees being substantially equivalent to those that Resolute had charged for operating the system.  There are no minimum volume commitments or minimum fee provisions in the agreement.

Petrie Partners, LLC acted as financial advisor to Resolute on the midstream transaction.

Permian Operations Update: In our May 9, 2016, press release we reported that we had drilled five horizontal wells to TD in Reeves County as part of our current drilling program.  Four of those wells had been completed and were either producing or flowing back.  The fifth well, the South Elephant 02 1004H, had not yet been completed.

Since that release, the South Elephant has been completed, and our next two wells, the North Elephant 02 1001H and the Thunder Canyon 0204H, have reached TD.  The rig has moved to the South Goat 02 2204H.  The South Elephant, the North Elephant and the South Goat are 10,000 foot Wolfcamp A laterals in the Appaloosa area and the Thunder Canyon is a 7,500 foot Wolfcamp A lateral in the Mustang area.

Since our previous report, our first 10,000 foot lateral in our Appaloosa area, the North Goat 02 2201H, has established a peak 30-day production rate of 2,116 Boe per day, 60 percent oil.  Our fourth well, the North Mitre 02 2101H, another Appaloosa 10,000 foot Wolfcamp A lateral, which was flowing back at the time of our previous report, has established a current peak day rate of 3,269 Boe per day and a current peak 30-day production rate of 2,877 Boe per day, 55 percent oil.  To date, the South Elephant 02 1004H, has shown a peak day rate of 2,976 Boe per day, 57 percent oil, although we anticipate that its ultimate peak day rate will be higher.  The well has not yet established its peak 30-day production rate.  The North Elephant is currently being completed and the Thunder Canyon is waiting on completion.  The following table details the lateral lengths, drill times, completion details, and the currently established peak day and peak 30-day rates on a gross three-stream basis.

Wolfcamp A horizontal well results
Well information		Drilling data			Completions data		Production data
Name	Status	Lateral length (feet)	Spud date	Spud to TD (days)	Frac stages	Proppant (million lbs)	IP date	Peak day rate (Boe)	Peak 30 day rate (Boe)	% oil
Jolly 1201BH	Producing	7,519	11/15/15	18	24	10.9	1/19/16	1,820	1,552	47%
Flying Dog 1401BH	Producing	7,602	12/11/15	16	27	13.0	3/2/16	1,573	1,475	43%
North Goat 02 2201H	Producing	9,001	1/9/16	30	30	13.8	4/5/16	2,304	2,116	60%
North Mitre 02 2101H	Producing	9,495	2/15/16	23	36	14.9	5/2/16	3,269	2,877	55%
South Elephant 02 1004H	Producing	9,049	3/17/16	30	36	14.7	6/8/16	2,976	-	-
North Elephant 02 1001H	Completing	9,470	5/7/16	22	-	-	-	-	-	-
Thunder Canyon 0204H	WOC	7,324	6/5/16	16	-	-	-	-	-	-
South Goat 2204H	Drilling	-	6/30/16	-	-	-	-	-	-	-

Our operations team continues to perform exceptionally well, bringing wells into production significantly under AFE.  The two Mustang 7,500 foot laterals were brought in at an average of $8.6 million or $1 million (12%) under AFE and the three Appaloosa 10,000 foot laterals were brought in at an average of $9.6 million or $2.2 million (18%) under AFE.  Rig time from spud to TD is illustrative.  The four Appaloosa wells shaved an average of six days off of the AFE target.

We continue to see cost improvement in our drilling and completions operations and are now targeting drill and complete costs of $8.2 to $8.5 million for a 7,500 foot lateral and $8.8 to $9.2 million for a 10,000 foot lateral.  The earn-out payments described above are not a factor in these cost reductions.

Due to the very strong results both by Resolute and by other operators in the area, Resolute has increased its Wolfcamp A type curve in its Reeves County project area as follows (three stream gross production without economic limit).

Mustang 7,500' laterals (gross)	Former	Current	Δ%
Peak 30 day (Boe)	1,492	1,688	13%
EUR (MBoe)	1,295	2,014	56%

Appaloosa 10,000' laterals (gross)	Former	Current	Δ%
Peak 30 day (Boe)	1,463	2,024	38%
EUR (MBoe)	1,545	2,338	51%

The combination of reduced capital costs, stronger production and reserves, and lower lease operating expenses yields strong economic results even at today’s product prices.  For example, using current economic inputs our 10,000 foot laterals could be expected to generate PV10 of over $10 million per well.

Our daily production rate at the end of the second quarter, 2016, was 15,412 Boe per day, exceeding our prior record production rate of 14,911 Boe per day notwithstanding the fact that we sold approximately $275 million of properties during 2015.  Wells that are waiting on completion should push that record higher in upcoming quarters.

We previously indicated that our 2016 drilling program anticipated nine wells.  However, at our current pace we expect the ninth well to reach TD in August and in light of the compelling results posted to date we may extend our drilling program beyond the previously announced nine wells.  In that case, the rig that we have used this year will remain active for us through the remainder of 2016.  Each of the wells recently drilled adds materially to the Company’s reserves, both from the reserves attributable to the well itself, and by allowing the Company to book offset locations based on 160 acre spacing.

Resolute has approximately 22,420 gross / 12,940 net acres under lease in Reeves County, approximately 65% of which is held by production.  Working interests average 60% and range from 3% to 100%.  In addition to Wolfcamp A locations, Resolute and others in the industry have proven that the Wolfcamp B and other formations are also productive.  Making baseline assumptions about spacing and formation productivity, we currently estimate that the Company has an inventory of approximately 255 gross Wolfcamp A and Wolfcamp B locations to drill in the heart of the Reeves County Wolfcamp horizontal play.  This number is subject to upward revision to the extent that more benches of the Wolfcamp formation prove productive and well spacing is reduced.

While this operations update is focused on Permian Basin operations, we also note that Aneth Field continues to deliver results exceeding plan on both production and cost metrics.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding anticipated drilling activities in 2016; anticipated drilling costs including reductions thereto; future financial and operating results; future capital projects; future production, reserve growth and decline rates, including our type curves and EURs; our intention to consummate the Delaware Basin midstream monetization, including the likelihood and timing of the closing of such transaction; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, and the drilling costs associated with such projects; and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; cyber security risks; and the risks associated with potential NYSE delisting.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Finally, production rates, including 24-hour and 30 day peak IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history.  Also, different operators have different operating philosophies, particularly early in the life of a well.  Finally, the way we calculate and report 24-hour and 30 day peak IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable.  As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.  Lateral lengths described in this release are indicative only.  Actual completed lateral lengths depend on various considerations such as lease-line offsets.  You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 7, 2016, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities.  Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com